As filed with the Securities and Exchange Commission on February 7, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act Of 1933

AFFILIATED COMPUTER SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0310342 (I.R.S. employer identification No.)

2828 North Haskell Avenue
Dallas, Texas 75204
(Address, including zip code, of principal executive offices)

ACS Supplemental Savings Plan

(Full title of the Plan)

William L. Deckelman, Jr., Esq.
Executive Vice President, Secretary and General Counsel
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
(214) 841-6111 (phone)
(Name, address and telephone number, including area code, of agent for service)

Copy to:
James S. Ryan, III
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
(214) 953-5801 (phone)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price per	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Share	Offering Price (2)	Registration Fee
Deferred Compensation Obligations (1)	$35,000,000	100%	$35,000,000	$4,119.50

(1)	The Deferred Compensation Obligations are unsecured obligations of Affiliated Computer Services, Inc. to pay deferred compensation in the future in accordance with the terms of the ACS Supplemental Savings Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on an estimate of the amount of compensation eligible employees will elect to defer under the ACS Supplemental Savings Plan.

EXPLANATORY NOTE

     The ACS Supplemental Savings Plan, as amended (the “Plan”), creates unsecured obligations of Affiliated Computer Services, Inc. (the “Company”) to pay deferred compensation in the future. The Company has previously registered deferred compensation obligations under the Plan by an effective registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 29, 2000, Registration No. 333-44764 (the “Prior Registration Statement”). Under this Registration Statement, the Company is registering an additional $35,000,000 of deferred compensation obligations under the Plan. Pursuant to Instruction E of Form S-8, the contents of the Company’s Prior Registration Statement are incorporated herein by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The documents constituting the prospectus under Part I of this Registration Statement (the “Plan Prospectus”) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Act”). The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Plan Prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Act. Requests for the above mentioned information, should be directed in writing or by telephone to Affiliated Computer Services, Inc., Attention: William L. Deckelman, Jr., Executive Vice President, Secretary and General Counsel, 2828 North Haskell Avenue, Dallas, Texas 75204; telephone: (214) 841-6111.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the year ended June 30, 2004, filed on September 13, 2004;

(2)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004; and

(3)	Current Reports on Form 8-K, filed on October 29, 2004* and December 20, 2004.

     All documents filed by Affiliated Computer Services, Inc. with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 7.01 or 9.01 of Form 8-K.

Item 4. Description of Securities.

     This Registration Statement covers unsecured deferred compensation obligations of the Company to pay the Plan Participants their salary, commissions, bonus, matching contributions and any imputed investment return on those amounts, the receipt of which the Participants elect to defer under the Plan. The following is a summary of the Plan as it relates to those deferred compensation obligations. This summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to this Registration Statement and by reference to the provisions of new Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which was enacted as part of the American Jobs Creation Act of 2004 signed into law on October 22, 2004. Changes to the Plan to comply with Code Section 409A are expected to be completed on or before December 31, 2005. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

     For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees within a select group of key management or highly compensated employees.

     Under the Plan, Eligible Employees of the Company or other companies in the Controlled Group may elect to defer from a minimum of $2,000 (or such other amount or percentage as may be designated by the Administrative Committee) of the Participant’s Compensation (Base Pay plus Bonus) to a maximum of 100% of the Participant’s Compensation for the Plan Year provided that the Participant makes a Deferral Election and completes the required forms in a timely manner.

     Amounts deferred under the Plan represent an obligation of the Company to make payments to the Participant at designated times in the future. Such obligations are represented by an Account for each Participant that include the sum of (i) the Participant’s Deferred Compensation, (ii) the Participant’s Matching Contributions (amounts that would have been matching contributions under the Company’s

*	Indicates that Current Report on Form 8-K submitted to the Commission includes information “furnished” pursuant to Item 7.01 of Form 8-K. Pursuant to General Instruction B of Form 8-K, such information is not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. The information furnished pursuant to Item 7.01 in such report is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, is not incorporated into this registration statement on Form S-8 and we do not intend to incorporate any information furnished pursuant to Item 7.01 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

401(k) plan but for limitations placed on Participant’s contributions to such plans based on IRS rules and regulations) and (iii) the Investment Return attributable to such Account, less all distributions made to the Participant from such Account. Investment Return is based on the income, gain, appreciation, loss or depreciation in the Investment Funds which Participant chooses his Account to be deemed invested in.

     Participants are fully vested at all times in their Deferred Compensation and the Investment Return credited to their Account with respect to the Deferred Compensation. Matching Contributions and Investment Returns related to the Matching Contributions vest in accordance with the vesting schedule under the Company’s 401(k) plan.

     An irrevocable Rabbi trust has been established by the Company to pay the deferred compensation obligations incurred under the Plan. All Deferred Compensation and Matching Contributions are funded to the trust and the trust is monitored periodically to determine the appropriate funding amount representing the Investment Return. In the event of the Company’s insolvency or bankruptcy, the assets of the trust will be available to satisfy the claims of the Company’s general unsecured creditors, including the Participants. Participants have no beneficial interest or other rights in the assets of the trust other than rights as a general unsecured creditor of the Company.

     As part of the Deferral Election, Participants choose the time and manner of distribution of their Accounts and payment of Accounts is made at the time and in the form elected, subject to the following general rules:

•	if the Participant’s employment with the Company or its subsidiaries terminates for any reason other than death or Retirement, the entire vested amount of the Participant’s Account will be distributed in a single lump sum as soon as administratively feasible following such termination;

•	for Account balances deferred and vested prior to December 31, 2004, a Participant may request an accelerated distribution of part or all of the Participant’s Account (subject to a 10% penalty and being barred from Plan participation for the remainder of the Plan Year and the following Plan Year) to be distributed in a single lump sum as soon as administratively feasible following such request;

•	a Participant may request that the Administrative Committee make a distribution of the Participant’s Account based on suffering a Financial Hardship and such distributions are made in a single lump sum in the amount determined to be necessary to satisfy the Financial Hardship as soon as administratively feasible after the Administrative Committee’s determination;

•	at the time of a Participant’s Deferral Election, a Participant may choose to have part or all of his Deferred Compensation credited to an In-Service Account paid in a specified future year (up to four (4) In-Service Accounts permitted per Participant); such distributions are made either in a single lump sum or in two (2) to five (5) annual installments commencing on the designated In-Service Distribution Date (unless the In-Service Account balance is less than $10,000 in which case it will be distributed in a single lump sum);

•	upon a Participant’s death, (i) the entire vested amount credited to the Participant’s Account (as of the Valuation Date coinciding with or next following the date of the Participant’s death); plus (ii) the vested amount of Compensation and Matching Contributions deferred and/or credited to the Participant’s Account since the Valuation Date; plus (iii) the

Investment Return on such amounts since the Valuation Date are distributed in a single lump sum to the Participant’s designated Beneficiary as soon as administratively feasible; and

•	if a Participant terminates his employment with the Company or its subsidiaries due to Retirement, distribution of the Participant’s (i) entire vested amount credited to his Account (as of the Valuation Date coinciding with or next following the date on which the Participant terminated employment); plus (ii) the vested amount of Compensation and Matching Contributions deferred and/or credited to the Participant’s Account since the Valuation Date; plus (iii) the Investment Return on such amounts since the Valuation Date will be made (at the election of the Participant at the time of enrollment in the Plan) in either a single lump sum or in two (2) to fifteen (15) annual installments or a combination of these methods (unless the Account balance is less than $50,000 in which case it will be distributed in a single lump sum).

     The Plan may be discontinued or terminated at any time upon action by the Board of the Company. Upon termination of the Plan, each Participant shall become 100% vested in his Account which shall be distributed in a single lump sum as soon as practicable after such termination.

     A Participant’s right or the right of any other person to the deferred compensation obligations cannot be assigned, sold, transferred, pledged, anticipated, hypothecated, or subjected to claims of creditors except by written designation of a Beneficiary under the Plan or by the laws of descent and distribution. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgment, alimony, or separate maintenance or be transferable by operation of law in the event of the bankruptcy or insolvency of a Participant or any other person.

     The deferred compensation obligations are not convertible into another security of the Company. No trustee has been appointed with the authority to take action with respect to the deferred compensation obligations; therefore, each Participant is responsible for acting independently with respect to, among other things, giving notices, responding to requests regarding waivers, consents and amendments, enforcing covenants and taking action upon default. There is no trading market for the deferred compensation obligations.

Item 6. Indemnification of Directors and Officers.

     Article 9 of our Second Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of directors and officers to the full extent permitted under Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     Our bylaws provide for indemnification of our directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of our company if such person acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of our company and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe their conduct was unlawful. Our Second Amended and Restated Certificate of Incorporation, as amended, also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

     We may advance expenses for the defense of any action for which indemnification may be available under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     We have directors’ and officers’ liability insurance for the benefit of our directors and officers. We have also entered into indemnification agreements with each of our directors and executive officers, consistent with the Delaware General Corporation Law, our Second Amended and Restated Certificate of Incorporation, as amended, and our bylaws.

Item 8. Exhibits.

     The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Registration Statement on Form S-3, filed March 30, 2001, File No. 333-58038 and incorporated herein by reference).

4.2	Certificate Of Correction to Certificate of Amendment of the Company, dated August 30, 2001 (filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed September 17, 2003 and incorporated herein by reference).

4.3	Bylaws of the Company, as amended and in effect on September 11, 2003 (filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q, filed February 17, 2004 and incorporated herein by reference).

5*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5).

24*	Power of Attorney (included on signature page of this Registration Statement).

99.1	ACS Supplemental Savings Plan, as amended (filed as Exhibit 10.15 to our Annual Report on Form 10-K, filed September 13, 2004 and incorporated herein by reference).

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 4, 2005.

AFFILIATED COMPUTER SERVICES, INC.
By:	/s/ WILLIAM L. DECKELMAN, JR.
William L. Deckelman, Jr.
Executive Vice President and General Counsel

POWER OF ATTORNEY

     Each person whose signature appears below authorizes William L. Deckelman, Jr., to execute in the name of each such person who is then an officer or director of the Registrant, and to file any amendments (including post-effective amendments) to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DARWIN DEASON Darwin Deason	Chairman of the Board and Director	February 4, 2005
/s/ JEFFREY A. RICH Jeffrey A. Rich	Chief Executive Officer and Director	February 4, 2005
/s/ MARK A. KING Mark A. King	President, Chief Operating Officer and Director	February 4, 2005
/s/ WARREN D. EDWARDS Warren D. Edwards	Executive Vice President and Chief Financial Officer	February 4, 2005
/s/ FRANK A. ROSSI Frank A. Rossi	Director	February 4, 2005
/s/ WILLIAM S. DECKELMAN, JR. William L. Deckelman, Jr.	Executive Vice President, Secretary and General Counsel	February 4, 2005
/s/ JOSEPH P. O’NEILL Joseph P. O’Neill	Director	February 4, 2005
/s/ J. LIVINGSTON KOSBERG J. Livingston Kosberg	Director	February 4, 2005
/s/ DENNIS MCCUISTION Dennis McCuistion	Director	February 4, 2005
/s/ CHARLES E. MCDONALD Charles E. McDonald	Senior Vice President and Chief Accounting Officer	February 4, 2005

EXHIBITS

INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Registration Statement on Form S-3, filed March 30, 2001, File No. 333-58038 and incorporated herein by reference).

4.2	Certificate Of Correction to Certificate of Amendment of the Company, dated August 30, 2001 (filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed September 17, 2003 and incorporated herein by reference).

4.3	Bylaws of the Company, as amended and in effect on September 11, 2003 (filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q, filed February 17, 2004 and incorporated herein by reference).

5*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5).

24*	Power of Attorney (included on signature page of this Registration Statement).

99.1	ACS Supplemental Savings Plan, as amended (filed as Exhibit 10.15 to our Annual Report on Form 10-K, filed September 13, 2004 and incorporated herein by reference).

*	Filed herewith